Exhibit 10.56


                               1997
                               ABCBS
                             Incentive
                                Plan



                       Senior Vice President





                     The ABCBS Incentive Plan

                            Eligibility

The 1997 ABCBS Incentive Plan (AIP) is a short-term incentive program designed to reward the key management team for the achievement of financial and individual goals. Those who hold the title of manager or above, or have an equivalent position during 1997 are eligible to participate.



ABCBS reserves the right to update, modify or repeal this program, permanently or temporarily, if it is in the best interest of ABCBS to do so. The description of this program contained in this booklet should not be construed to imply that it is an employment contract for any period of time.







                             Elements

There are two elements that determine a participant's incentive payment:

  * Achievement of the corporate financial goal as defined by the company's net income.
  * Achievement of pre-determined individual goals (discretionary and budget goals).

                Incentive Pool & Incentive Payment

The key element in determining the size of each participant's incentive pool is the overall corporate financial performance as measured by the company's 1997 net income. Your maximum incentive payment will be determined by the company's financial performance according to the incentive pool chart below. The actual amount paid will ultimately depend on the accomplishment of the corporate financial goal (net income) and individual goals.

Net Income of $2.5 Million must be achieved for any payout to occur. There will be no incentive payment for performance below the threshold level.

In 1997, the incentive pool size is expressed as a percentage of each participant's base salary as of December 31, 1997, or salary range midpoint, whichever is higher.

                          Incentive Pool

                        Threshold        Target          Maximum
Net Income:*               $2.5       $7.5 million    $11.3 million
                         million

Pool Size as a % of
midpoint or base           13%             38%             58%
salary:


*Net income is our ABCBS total income, excluding one-time charges, such as relocation.

  As a Senior Vice President, your target incentive pool is 38% of your base salary or salary range midpoint, whichever is higher.

              Source:  Corporate Financial Statements

      Performance results for the pool will be interpolated.

      Corporate Financial Incentive and Individual Incentive

Corporate Financial Incentive - 75% of your incentive payment (from the available pool described on the previous page) is based solely on the accomplishment of the corporate financial goal, i.e., you will receive 75% of the Incentive Payment, based on the Incentive Pool chart on the previous page.

Individual Incentive - Additionally, 25% of your incentive payment is funded based on the accomplishment of the corporate financial goal, but is only paid if you meet your individual goals.
Individual goals will be comprised of two components: discretionary and budget.

Each participant will have specific, and in many cases, unique discretionary goals that will be tied to and support ABCBS's overall corporate goals. These goals may be individual or team goals that focus on key projects, productivity, quality, process improvement, or organizational effectiveness, to which all participants contribute. All discretionary goals must be approved by the Compensation Committee of the Board.

Achievement of all individual goal targets will result in a payout equal to 100% of your potential payout for individual goals. (The potential payout is based on the available pool created by corporate financial performance.) The maximum payout for discretionary and budget goal performance, 150% of your potential payout for individual goals, may be achieved based on exceptional performance against individual goals. Please see Appendix 1 for more information pertaining to individual goals.

Minimum Incentive Payout -- There is no minimum incentive for 1997.


                   Administration of the Program

Year end corporate financial results for 1997 are expected to be available by March 1998. Overall performance against the corporate General and Administrative expenses budget goal, as well as the results of specific group/division General and Administrative expense budget goals will be forwarded to Human Resources by the Finance Division. Participants will summarize their performance against their individual discretionary goals and forward these to executive management for approval.

After receiving all necessary information, Human Resources will calculate the incentive payments with payout expected to occur in March 1998, following acceptance and approval by the Board of Directors or their designee.

Incentives for those who are promoted into a management position, move from one management level to another, or move out of a management position and into another position within the company, will be prorated according to the number of full months spent in the eligible position(s).

             Administration of the Program (continued)

If the participant moves into or out of an eligible position, or moves from one AIP level to another, (ex. Manager to Vice President), the incentive pool will be based on the participant's salary range midpoint or base salary, whichever is higher, for the time spent in that position or at that level. The actual amount paid will ultimately depend on the accomplishment of financial and individual goals.

Incentives for those newly hired into positions eligible for the AIP will be calculated using the participant's hire date rather than a full-month proration.

If an eligible participant receives a performance rating of DNM
(Does Not Meet Standards), he or she will become ineligible to receive a payment for their participation in the AIP.

A participant whose employment is terminated during 1997 will be ineligible to receive a payment under this plan, except when the reason for termination is retirement, job elimination, or death. In these cases, payments will be prorated according to the number of full months the participant spent in the position(s).

If you have any questions about the AIP, contact Joe Jones, Incentive Compensation Analyst in Human Resources at (314) 923-
4947.

                            Appendix 1
                Individual Incentive Goals - ABCBS

                        Discretionary Goals

 Goal worksheets may be found in "HR Forms" in the Shared Folders.

                              Target         Maximum
Payout schedule as a
% of Individual                 80%           120%
Goals:

                           Budget Goals

 Achieve 98% of the budgeted corporate General and Administrative expenses per member per month of $8.73.

                       Threshold       Target        Maximum
G & A costs per
member per month:        $8.73          $8.56         $8.47

Payout schedule as a
% of Individual            0%            5%           7.5%
Goals:

     Meet group/division General and Administrative budget for
                        participant's area.

                     Threshold        Target         Maximum
Percent of
group/division         >101%           100%            98%
budget:

Payout schedule as
a                        0%            15%            22.5%
% of Individual
Goals:


  Performance results for individual goals will be interpolated.